UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

TRAVELPORT WORLDWIDE LIMITED

(Name of Issuer)

Common Shares, par value $0.0025 per share

(Title of Class of Securities)

G9010D104

(CUSIP Number)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. G9010D104	Page 2 of 29

1.	Name of Reporting Persons: Travelport Intermediate Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,604,740
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,604,740
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. G9010D104	Page 3 of 29

1.	Name of Reporting Persons: TDS Investor (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,604,740
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,604,740
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 4 of 29

1.	Name of Reporting Persons: TDS Investor (Cayman) GP Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,604,740
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,604,740
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. G9010D104	Page 5 of 29

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 6 of 29

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) V-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 7 of 29

1.	Name of Reporting Persons: BCP (Cayman) V-S L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 8 of 29

1.	Name of Reporting Persons: BCP V Co-Investors (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 9 of 29

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 10 of 29

1.	Name of Reporting Persons: Blackstone Participation Partnership (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 11 of 29

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) V-SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 12 of 29

1.	Name of Reporting Persons: Blackstone Management Associates (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 13 of 29

1.	Name of Reporting Persons: BCP V GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. G9010D104	Page 14 of 29

1.	Name of Reporting Persons: Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. G9010D104	Page 15 of 29

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 16 of 29

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 17 of 29

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. G9010D104	Page 18 of 29

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. G9010D104	Page 19 of 29

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 7,604,740
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 7,604,740
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. G9010D104	Page 20 of 29

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,604,740
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,604,740
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,604,740
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Travelport Worldwide Limited (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

Axis One, Axis Park

Langley, Berkshire, United Kingdom SL3 8AG

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Travelport Intermediate Limited

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Bermuda

(ii)	TDS Investor (Cayman) L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iii)	TDS Investor (Cayman) GP Ltd.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iv)	Blackstone Capital Partners (Cayman) V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(v)	Blackstone Capital Partners (Cayman) V-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vi)	BCP (Cayman) V-S L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vii)	BCP V Co-Investors (Cayman) L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(viii)	Blackstone Family Investment Partnership (Cayman) V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(ix)	Blackstone Participation Partnership (Cayman) V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(x)	Blackstone Family Investment Partnership (Cayman) V-SMD L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(xi)	Blackstone Management Associates (Cayman) V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(xii)	BCP V GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Blackstone Family GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xv)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Travelport Intermediate Limited directly holds 7,604,740 shares of Common Stock (as defined below). Travelport Intermediate Limited is wholly-owned by TDS Investor (Cayman) L.P. The general partner of TDS Investor (Cayman) L.P. is TDS Investor (Cayman) GP Ltd.

TDS Investor (Cayman) GP Ltd. is collectively controlled by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), BCP (Cayman) V-S L.P. (“BCP V-S”) and BCP V Co- Investors (Cayman) L.P. (“BCPVCI” and, collectively with BCP V, BCP V-A and BCP V-S, the “BCP Funds”), Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”) and Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and, collectively with BFIP V, the “Blackstone Funds”) and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD” and, collectively, with the BCP Funds and the Blackstone Funds, the “Blackstone LPs”).

Blackstone Management Associates (Cayman) V L.P. is the general partner of each of the BCP Funds. The general partner of each of Blackstone Funds and a general partner and majority in interest owner of Blackstone Management Associates (Cayman) V L.P. is BCP V GP L.L.C. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of BFIP V-SMD is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by Travelport Intermediate Limited, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than Travelport Intermediate Limited) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Shares, par value $0.0025 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

G9010D104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 123,503,593 shares of Common Stock outstanding as of November 10, 2015, the closing date of the offering reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on November 6, 2015. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. Travelport Intermediate Limited directly holds 7,604,740 shares of Common Stock.

(b)	Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

TRAVELPORT INTERMEDIATE LIMITED

By:	/s/ Greg Blank
Name:	Greg Blank
Title:	Director

TDS INVESTOR (CAYMAN) L.P.
By:	TDS INVESTOR (CAYMAN) GP LTD., its general partner

By:	/s/ Greg Blank
Name:	Greg Blank
Title:	Director

TDS INVESTOR (CAYMAN) GP LTD.

By:	/s/ Greg Blank
Name:	Greg Blank
Title:	Director

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V L.P.
By:	Blackstone Management Associates (Cayman) V L.P., its general partner
By:	BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-A L.P.
By:	Blackstone Management Associates (Cayman) V L.P., its general partner
By:	BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Travelport Worldwide Limited - Schedule 13G/A]

BCP (CAYMAN) V-S L.P.
By:	Blackstone Management Associates (Cayman) V L.P., its general partner
By:	BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V CO-INVESTORS (CAYMAN) L.P.
By:	Blackstone Management Associates (Cayman) V L.P., its general partner
By:	BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V L.P.
By:	BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V L.P.
By:	BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-SMD L.P.
By:	Blackstone Family GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Travelport Worldwide Limited - Schedule 13G/A]

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) V L.P.
By:	BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY GP L.L.C

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Travelport Worldwide Limited - Schedule 13G/A]

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[Travelport Worldwide Limited - Schedule 13G/A]